EXHIBIT 10.9

Employment Contract	Arbeitsvertrag
between	zwischen
HydraFacial Germany GmbH Borsig Straße 18 65025 Wiesbaden Germany
- Hereinafter referred to as "Company" -	- im Folgenden „die Gesellschaft“ genannt –
and	und
Stephan Becker [REDACTED]
- Hereinafter referred to as "Employee" –	- im Folgenden „Arbeitnehmer“ genannt -
Sec. 1 Start of employment, Duration	§ 1 Beginn des Arbeitsverhältnisses, Dauer
The Employment Agreement shall commence on 1 October 2021 for an indefinite period of time.	Dieses Arbeitsverhältnis beginnt am 1. Oktober 2021 und ist unbefristet.
Sec. 2 Company policies	§ 2 Betriebliche Richtlinien
The currently applicable Company Policies of the Company and the Company Policies of Hy- draFacial & The Beauty Health Company (based in U.S.) shall apply to the employment relationship (see attached). As far as this Em- ployment Agreement deviates from these com- pany policies, the deviating rules shall apply.

Auf das Arbeitsverhältnis finden die betrieblichen Richtlinien sowie die Richtlinien der HydraFacial & The Beauty Health Company (U.S.) in der aktuell gültigen Fassung Anwendung (vgl. Anlage). Soweit in diesem Arbeitsvertrag von den Richtlinien abweichende Regelungen getroffen werden, gehen diese vor.

Sec. 3 Occupation / place of work / change of the place of work	§ 3 Tätigkeit und Arbeitsort / Änderung des Arbeitsortes
1.    The Employee shall work as President of EMEA.

The Employee's supervisor is designated by the organisational chart effective at the Company. Due to the Employee's senior management position, he currently reports directly to Mr. Clint Carnell, CEO of Edge Systems LLC, d/b/a HydraFacial & The Beauty Health Company.

1. Der Arbeitnehmer wird als President of EMEA eingestellt.

Der Vorgesetzte des Arbeitnehmers ergibt sich aus dem jeweils bei der Gesellschaft gültigen Organisationsplan. Aufgrund der leitenden Tätigkeit des Arbeitnehmers ist er derzeit unmittelbar Herrn Clint Carnell, CEO of Edge Systems LLC, d/b/a HydraFacial & The Beauty Health Company unterstellt.

2. The Company grants the Employee joint power or sole power of attorney. This power of attorney ("Prokura") may be re- voked or modified by the company at any time. The Employee shall not be entitled to the granting or unchanged continuation of a power of attorney. The Employee shall comply with the statutory limitations of the power of attorney and/or any limitations specified by the Company.

2. Dem Arbeitnehmer kann eine Gesamtprokura oder Einzelprokura erteilt werden. Diese kann von der Gesellschaft jederzeit widerrufen oder modifiziert werden. Der Arbeitnehmer hat keinen Anspruch auf Erteilung oder unveränderten Fortbestand einer Prokura. Er hat die gesetzlichen und / oder etwaig von der Gesellschaft mitgeteilten Beschränkungen der Vertretungsmacht zu beachten.

3. The main duties are set out in the job de- scription annexed to this contract (Annex 1).	3. Die Einzelheiten der Tätigkeit ergeben sich aus der diesem Vertrag beigefügten Stellenbeschreibung (Anlage 1).
4. The place of employment is Wiesbaden, Germany.	4. Der Arbeitsort ist Wiesbaden, Deutschland.
5. The Company is entitled to require the Em- ployee to perform other work of equal value, which is suitable to his skills and qualifications while respecting the Em- ployee’s interests and without restricting his remuneration.

5. Die Gesellschaft behält sich vor, dem Arbeitnehmer unter Wahrung von dessen Interessen und ohne Einschränkung seiner Vergütung eine andere gleichwertige Tätigkeit, zuzuweisen, die den Kenntnissen und Fähigkeiten des Arbeitnehmers entspricht.

6. The position will require business travel.	6. Die Tätigkeit des Arbeitnehmers erfordert Geschäftsreisen.

Sec. 4 Working Hours / Overtime	§ 4 Arbeitszeit / Überstunden
1. The regular weekly working hours are 40 hours without breaks.	1. Die regelmäßige Wochenarbeitszeit beträgt ohne Pausen 40 Stunden.
2. The Company, taking into account the Company’s respective operational require- ments as well as the Employee’s due inter- ests, shall determine the start and the end of the daily working hours as well as the breaks. Within the scope of the legal regu- lations, the Employee shall perform night work, weekend work and work on bank hol- idays if operational requirements necessi- tate this and there are no overriding inter- ests on the part of the Employee.

2. Beginn und Ende der täglichen Arbeitszeit sowie der Pausen werden durch die Gesellschaft entsprechend den jeweiligen betrieblichen Erfordernissen und unter angemessener Berücksichtigung der berechtigten    Interessen    des Arbeitnehmers festgelegt. Der Arbeitnehmer wird im Rahmen der gesetzlichen Bestimmungen auch Nacht-, Wochenend- und Feiertagsarbeit leisten, wenn die betrieblichen Belange dies erfordern und keine überwiegenden Interessen des    Arbeitnehmers entgegenstehen.

3. At the request of the Company, the Em- ployee shall be obliged to work overtime as far as is it permissible under the Working Hours Act (“Arbeitszeitgesetz”). With the payment of the remuneration according to Sec. 5, this Agreement shall compensate all activities of the Employee, including any overtime.

3. Der Arbeitnehmer ist verpflichtet, auf Weisung bis zu den einschlägigen gesetzlichen    Grenzen        des Arbeitszeitgesetzes Überstunden zu leisten. Mit der Zahlung der Vergütung nach § 5 ist jede Tätigkeit des Arbeitnehmers,        auch    etwaige Überstunden, abgegolten.

Sec. 5 Remuneration	§ 5 Vergütung
1. The Employee shall receive as remunera- tion for his work an annual salary of EUR 310,000.00 gross (the “Basic Sal- ary”).	1. Der Arbeitnehmer erhält für seine Tätigkeit ein Bruttojahresgehalt in Höhe von EUR 310.000,00 („Grundgehalt“).
2. The Basic remuneration shall be payable in twelve equal parts to the Employee's ac- count at the end of each calendar month in arrears, net of any applicable taxes or charges under the laws of the Federal Re- public of Germany and in accordance with the Company’s standard payroll practices.

2. Das Grundgehalt wird in zwölf gleichen Teilen jeweils zum Ende des Kalendermonats nach Abzug etwaig in der Bundesrepublik Deutschland anfallender gesetzlicher Steuern und Abgaben auf ein durch den Arbeitnehmer zu benennendes
Konto überwiesen unter Berücksichtigung der Abrechnungsparktiken der Gesellschaft.

5. Subject to the approval of HydraFacial & The Beauty Health Company (“Parent Company”), the Company shall grant to the Employee an option (the "Option") to pur- chase 372,000 shares of common stock of the Parent Company ("Shares").

5. Vorbehaltlich der Zustimmung der HydraFacial & The Beauty Health Company („Muttergesellschaft“) erhält der Arbeitnehmer 372.000 Optionen („Option“) zum Erwerb von Stammaktien an der Muttergesellschaft ("Aktien").

The Option shall have an exercise price per share equal to the Fair Market Value (as defined in the Plan) of a Share on the grant date.	Der Ausübungspreis der Optionen pro Aktie entspricht dem an dem Tag der Gewährung maßgeblichen Aktienmarktwert (wie im Plan definiert).
Twenty-five percent (25%) of the Shares subject to the Option will vest on each of the first four (4) anniversaries of the Effec- tive Date, subject to your continued em- ployment with the Company through the applicable vesting date.

Fünfundzwanzig Prozent (25%) der Aktien, die der Option unterliegen, werden an jedem der ersten vier (4) Jahrestage des Bezugsdatums unverfallbar, vorausgesetzt, dass der Arbeitnehmer bis zum jeweiligen Unverfallbarkeitsdatum weiterhin bei der Gesellschaft beschäftigt sind.

All rights and obligations in connection with the Option including the vesting, exercise and expiry of the Options and the govern- ing law shall be determined by the provi- sions of the Beauty Health Company 2021 Incentive Award Plan and an award agree- ment, substantially in the form attached hereto as Annex 2 (the “Option Agree- ment”), to be entered into between the Par- ent Company and the Employee, which will evidence the grant of the Option.

Alle Rechte und Pflichten im Zusammenhang mit den Optionen, einschließlich der Unverfallbarkeit, der Ausübung und des Verfalls der Optionen, sowie das anwendbare Recht richten sich nach den Bestimmungen des Beauty Health Company 2021 Incentive Award Plan und einer Zuteilungsvereinbarung, die im Wesentlichen in der als Anlage 2 beigefügten    Form    (die
„Optionsvereinbarung") zwischen der Muttergesellschaft und dem Mitarbeiter geschlossen wird und die Gewährung der Option nachweist.

6. At the earliest possible date following Em- ployee’s start date and the filing of the Form S-8 relating to the Beauty Health Company 2021 Incentive Award Plan, the Company will grant Employee an award of performance share units covering 50,000

6. Zum frühestmöglichen Zeitpunkt nach dem Eintrittsdatum des Arbeitnehmers und der Einreichung des Formulars S-8 in Bezug auf den Beauty Health Company 2021 Incentive Award Plan wird die Gesellschaft dem Mitarbeiter gemäß dem Beauty Health

shares of the Beauty Health Company common stock (“PSUs”) under the Beauty Health Company 2021 Incentive Award Plan. The PSUs will be subject to the terms and conditions (including vesting condi- tions set forth in the Incentive Plan and award agreement) substantially in the form of the attached as Annex 3, to be entered into between the Company and the Em- ployee.

Company 2021 Incentive Award Plan Performance Share Units für 50.000 Stammaktien der Beauty Health Company ("PSUs") zuteilen. Die PSUs unterliegen den Bedingungen (einschließlich der Unverfallbarkeitsbedingungen, die im Incentive-Plan und in    der Prämienvereinbarung festgelegt sind), die im Wesentlichen in der als Anlage 3 beigefügten Form zwischen der Gesellschaft und dem Arbeitnehmer abgeschlossen werden.

7. In addition, during each fiscal year of em- ployment with the Company, beginning in 2022, Employee will be eligible for one or more grants of long-term incentive awards (“Awards”). The amount, type and terms and conditions (including vesting condi- tions) of any such Award shall be deter- mined by the Compensation Committee of the Parent Company in its sole discretion. Each Award will be subject to the terms and conditions of the Incentive Plan and an award agreement entered into between the Parent Company and the Employee, which will evidence the grant of the Award.

7. Darüber hinaus hat der Arbeitnehmer in jedem Geschäftsjahr seiner Beschäftigung bei der Gesellschaft, beginnend im Jahr 2022, Anspruch auf eine oder mehrere Zuteilungen    von    langfristigen Anreizprämien ("Prämien"). Der Prämienbetrag, die Art und die Bedingungen (einschließlich der Unverfallbarkeitsbedingungen) einer solchen Prämie werden vom Vergütungsausschuss        der Muttergesellschaft nach seinem alleinigen Ermessen festgelegt. Jede Prämie unterliegt den Bedingungen des Incentive- Plans und einer zwischen der Muttergesellschaft und dem Arbeitnehmer abgeschlossenen Prämienvereinbarung, die die Gewährung der Prämie belegt.

8. The Employee shall be subject to the Com- pany's Executive Severance Plan ("Sever- ance Plan") (Annex 4). This entitles the Employee to a severance payment under the terms of the Severance Plan in the event of a Qualifying Termination or a Change-in-Control Termination, as each is defined in the Severance Plan.

8. Auf den Arbeitnehmer findet der Abfindungsplans für Führungskräfte der Gesellschaft ("Abfindungsplan") (Anlage 4) Anwendung. Damit hat der Arbeitnehmer Anspruch auf eine Abfindungszahlung nach den Regelungen des Abfindungsplans, wenn eine qualifizierte Kündigung („Qualifying Termination”) oder einer Change-in- Control Kündigung („CIC Termination”), wie im Abfindungsplan definiert, vorliegt.

9. The Employee agrees and undertakes to pay back to the Company any excess pay- ment of the remuneration.	9. Der Arbeitnehmer verpflichtet sich, eine ihm zu Unrecht gezahlte Vergütung an die Gesellschaft zurückzuzahlen.

10. If the Company grants an annual gratuity or a similar additional payment to the Em- ployee in addition to para. 1 to para. 7, these payments are made on voluntary ba- sis and are not based on contractual obli- gations. Also repeated payments will not give rise to any right to claim for such con- tinuation of payment, neither in respect of the cause or the amount, nor the past or the future.

10. Soweit die Gesellschaft zusätzlich zu den Zahlungen gemäß Abs. 1 bis Abs. 7 jährliche Gratifikationen oder sonstige Sonderzahlungen gewährt, handelt es sich hierbei um freiwillige Leistungen der Gesellschaft aufgrund einer vor ihr jeweils zu treffenden Entscheidung. Ein Rechtsanspruch auf die wiederholte oder dauerhafte Gewährung derartiger eventuell gewährter freiwilliger Leistungen für die Zukunft entsteht auch nach mehrmaliger vorbehaltsloser Zahlung nicht.

11. The Employee may assign or pledge his salary and other claims arising from his employment with the Company only with the written consent of the Company. The Company may only deny its consent in case of legitimate operational interest.

11. Eine Abtretung oder Verpfändung der zu gewährenden Bezüge ist nur mit vorheriger schriftlicher Genehmigung durch die Gesellschaft zulässig. Die Gesellschaft darf die Genehmigung nur im Fall berechtigter betrieblicher Interessen verweigern.

Sec. 6 Car allowance	§ 6 Kostenpauschale für Kraftfahr- zeugnutzung
1. The Company shall pay to the Employee a car allowance amounting to EUR 1,500.00 gross per calendar month.	1. Die Gesellschaft zahlt dem Arbeitnehmer eine Kraftfahrzeugpauschale in Höhe von EUR 1.500,00 brutto pro Kalendermonat.
2. The car allowance shall be paid pro rata temporis if the employment relationship starts or ends during a calendar month.	2. Sollte das Arbeitsverhältnis während eines Kalendermonats beginnen oder enden, erfolgt eine nur anteilige Zahlung.
Sec. 7 Business travel / travel costs / expenses	§ 7 Geschäftsreisen, Reisekosten und Auslagen
1. If the Employee is required to travel for the performance of his duties, travel and ac- commodation arrangements will be sub- ject to the Company’s rules and policies.	1. Sofern der Arbeitnehmer in Ausübung seiner Pflichten Geschäftsreisen antritt, gelten für die Buchung von Reisen und Unterkünften die geltenden Reiserichtlinien der Gesellschaft.

2. The Employee shall be reimbursed by the Company all reasonable travelling, hotel and other expenses properly and neces- sarily incurred by him in the performance of his duties, subject to statutory (in partic- ular tax law) provisions and the Com- pany’s rules and policies relating to ex- penses. The Employee shall produce to the Company satisfactory supporting vouchers and receipts in respect of such expenses before such reimbursement is made.

2. Die Gesellschaft erstattet dem Arbeitnehmer Reise- und Hotelkosten oder sonstige Aufwendungen, die im Interesse der Gesellschaft erfolgt sind, gegen Nachweis und nach Maßgabe der gesetzlichen    (insbesondere steuerrechtlichen) und der geltenden betrieblichen Richtlinien. Zum Zweck der Erstattung ist der Arbeitnehmer dazu verpflichtet, der Gesellschaft seine Ausgaben anhand ordnungsgemäßer Quittungen und Belege nachzuweisen.

Sec. 8 Vacation	§ 8 Urlaub
1. The Employee is entitled to a statutory min- imum leave of 30 working days, based on a five-day week.	1. Der Arbeitnehmer erhält einen gesetzlichen Urlaub von 30 Arbeitstagen, ausgehend von einer 5-Tage Woche.
2. The contractual holiday is granted on a pro- rata basis, namely per month one-twelfth. The contractually agreed holiday shall lapse if it is not taken during the carry-over period e.g. due to the illness of the Em- ployee.

2. Der vertragliche Urlaub wird anteilig, d. h. pro Monat ein Zwölftel, gewährt. Er verfällt, wenn er im Übertragungszeitraum z. B. wegen einer Arbeitsunfähigkeit des Arbeitnehmers nicht genommen werden kann.

3. A possible leave compensation shall be granted only up to the amount of the statu- tory holiday entitlement.	3. Eine Urlaubsabgeltung im Fall einer Beendigung des Arbeitsverhältnisses erfolgt nur bis zur Höhe des gesetzlichen Urlaubsanspruchs.
4. In all other respects the legal provisions ap- ply.	4. Im Übrigen gelten die gesetzlichen Regelungen.
Sec. 9 Inability to work / Continued remuneration	§ 9 Arbeitsverhinderung / Entgeltfortzahlung im Krankheitsfall
1. The Employee shall notify the Company of any inability to work without undue delay. In the event of existing deadlines, the Em- ployee shall expressly indicate the work that needs to be done.
1. Der Arbeitnehmer ist verpflichtet, der Gesellschaft jede Dienstverhinderung unverzüglich anzuzeigen.    Bei anstehenden Terminsachen hat derArbeitnehmer    auf    vordringlich zu erledigende Arbeiten hinzuweisen.

2. In the event of inability to work due to ill- ness, the Employee shall submit no later by the end of the fourth day of prevention from work a medical certificate evidencing the incapacity to work as well as its expected duration. The Company is entitled to re- quest a medical certification at an earlier time.

2. Im Falle einer Arbeitsunfähigkeit wegen Krankheit hat der Arbeitnehmer bis zum Ablauf des vierten Tages seiner Abwesenheit eine ärztliche Bescheinigung über das Bestehen der Arbeitsunfähigkeit sowie deren voraussichtliche Dauer vorzulegen. Die Gesellschaft ist berechtigt, die Vorlage der ärztlichen Bescheinigung früher zu verlangen.

3. In the event that the incapacity to work lasts for a longer period than indicated in the medical certificate, the Employee shall in- form the Company without undue delay and shall submit a successive medical cer- tificate on the next working day.

3. Sofern die Arbeitsunfähigkeit länger als in der ärztlichen Bescheinigung angegeben dauert, muss der Arbeitnehmer die Gesellschaft unverzüglich unterrichten und ist verpflichtet, am nächsten Arbeitstag eine neue ärztliche Bescheinigung zu übermitteln.

4. The statutory provisions for continued re- muneration in case of sickness shall apply.	4. Im Übrigen gelten die Regelungen des Entgeltfortzahlungsgesetzes.
Sec. 10 Secondary employment / Competitive ac- tivities / Conflict of interests	§ 10 Nebenbeschäftigung / Wettbewerbstätigkeit / Interessenkonflikt
1. Any secondary employment whether with or without remuneration requires the Com- pany’s prior written approval. In particular, the Employee must obtain the approval from the Company if he wishes to partici- pate in competitions outside of the employ- ment relationship. Approval shall be granted if such secondary employment does not adversely affect the legitimate in- terests of the Company, in particular with regard to the performance of the Employee and/or a conflict of interest. Consentcan be revoked at any time where justified by the interests of the Company, also taking into consideration the concerns of the Em- ployee.

1. Jede Nebenbeschäftigung, gleichgültig, ob sie entgeltlich oder unentgeltlich ausgeübt wird, bedarf der vorherigen schriftlichen    Zustimmung    der Gesellschaft. Eine Zustimmung ist vom Arbeitnehmer insbesondere von der Gesellschaft einzuholen, sofern er sich außerhalb seines Arbeitsverhältnisses an Wettbewerben beteiligen möchte. Die Zustimmung ist zu erteilen, wenn durch die Ausübung der Nebenbeschäftigung berechtigte Interessen der Gesellschaft, insbesondere        hinsichtlich    der Arbeitsleistung des Arbeitnehmers, nicht beeinträchtigt werden. Die Zustimmung kann jederzeit widerrufen werden, wenn dies das Interesse der Gesellschaft auch unter Berücksichtigung der Belange des Arbeitnehmers rechtfertigt.

2. For the duration of this Employment Agree- ment, the Employee shall not be working for a competitor of the Company and shall not directly or indirectly participate in the establishment of a competitive company and shall not compete with the Company by self-employed activities. The acquisition of shares and securities for capital invest- ment shall not be viewed as a competitive activity within the meaning of this clause, if the Employee may not exercise any influ- ence regarding the business activity of this company due to the capital investment, e.g. in case of a capital investment in corpora- tions, which may not exceed a nominal value of 5%. The Employee shall revert to the legal department in case that the Em- ployee is in doubt about a potential conflict of interests.

2. Der Arbeitnehmer wird während der Dauer des Arbeitsverhältnisses nicht für ein Konkurrenzunternehmen tätig sein und weder unmittelbar noch mittelbar an der Gründung eines solchen Unternehmens mitwirken und der Gesellschaft nicht mit selbstständiger Tätigkeit Konkurrenz machen. Nicht als Konkurrenztätigkeit in diesem Sinne gilt der Erwerb von Aktien und Wertpapieren zur Kapitalanlage, wenn sichergestellt ist, dass durch die Beteiligung keinerlei Einfluss auf die Geschäftstätigkeit dieses Unternehmens genommen werden kann, z. B. bei Kapitalbeteiligungen    an Aktiengesellschaften, die einen Nominalwert von 5 % nicht überschreiten. Der Arbeitnehmer ist dazu verpflichtet, sich an die Rechtsabteilung wenden, wenn er Rat dazu benötigt, was einen Interessenkonflikt darstellt.

3. The Employee may not accept any pay- ments or loans of persons or companies at- tempting to conduct business with the Company or to receive information from it.
3. Dem Arbeitnehmer ist es untersagt, privat Zahlungen oder Darlehen von Personen oder Firmen anzunehmen, die versuchen, Geschäfte mit der Gesellschaft zu betreiben oder Informationen über die Gesellschaft zu erhalten.

4. The Employee may not conduct business in the name of the Company with any con- tractor, provider, or any other party for which he or a member of his immediate family (Spouse / lifepartner / partner, sib- ling, parents) works as a director, agent, or representative or in which the Employee has any other personal or financial interest.

4. Dem Arbeitnehmer ist es untersagt, Geschäfte im Namen der Gesellschaft mit einem Auftragnehmer, Anbieter oder einem sonstigen Dritten einzugehen, für die er oder ein unmittelbares Familienmitglied    (Ehegatte    / Lebenspartner / Lebensgefährte, Geschwister, Eltern) als Organ, Handlungsbevollmächtigter oder Vertreter tätig ist, oder an der der Arbeitnehmer irgendein anderes persönliches oder finanzielles Interesse besitzt.

Sec. 11 Copyright / Exploitation Right / Employee Inventions	§ 11 Urheberrechte / Verwertungsrechte / Arbeitnehmererfindungen
1. The Employee shall transfer all rights and obligations arising from or in connection with the contractual activity for the Com- pany that have arisen or will arise (or will arise in the future) from or in connection with the contractual activity for the Com- pany. Performance results such as soft- ware (source and program codes), draw- ings, sketches, drafts, other documents, knowledge and inventions ("work results") as well as all rights to or in connection with the work results, including patents, utility models, rights from and to inventions, trademarks, business designations and other labelling rights, domains, copyrights and ancillary copyrights independently thereof, whether they are registered or not ("IP Rights"), and, to the extent that the Work Results are not themselves transfer- able, rights of use in respect of them, con- tinuously and irrevocably from the time they arise to the Company accepting such transfer, with the effect that the Company becomes the sole owner of all Work Re- sults and IP Rights therein or of the rights of use in respect of the Work Results, with- out any further act of transfer being re- quired.

1. Der Arbeitnehmer überträgt sämtliche aus oder im Zusammenhang mit der vertragsgegenständlichen Tätigkeit für die Gesellschaft entstandenen oder noch entstehenden (bzw. von ihm erworbenen) Leistungsergebnisse wie Software (Quell- und Programmcodes), Zeichnungen, Skizzen, Entwürfe, andere Dokumente, Erkenntnisse und    Erfindungen („Arbeitsergebnisse“) sowie sämtliche Rechte an oder im Zusammenhang mit den Arbeitsergebnissen, darunter Patente, Gebrauchsmuster, Rechte aus und an Erfindungen, Marken, geschäftlichen Bezeichnungen        und                sonstige Kennzeichenrechte,                Domains, Urheberrechte und Leistungsschutzrechte unabhängig davon, ob diese registriert sind oder nicht („IP-Rechte“), sowie, soweit die Arbeitsergebnisse nicht selbst übertragbar sind, Nutzungsrechte an diesen, fortlaufend und unwiderruflich mit dem Zeitpunkt ihres Entstehens auf die diese Übertragung annehmende Gesellschaft mit der Wirkung, dass die Gesellschaft alleinige    Inhaberin        sämtlicher Arbeitsergebnisse und IP-Rechte daran oder der an den Arbeitsergebnissen bestehenden Nutzungsrechte wird, ohne dass es eines weiteren Übertragungsakts bedarf.

2. To the extent that rights of use of the work results are not transferable, the Employee irrevocably grants the Company, with ef- fect from the time when the work result in question arises, the exclusive or, if the Em- ployee does not have such a right, the non- exclusive right, unlimited in time, place and subject matter, to use and exploit such work results. This granting of rights shall include in particular the right of reproduction, the right of distribution, the right of rental and lending, the database

2. Soweit Nutzungsrechte an den Arbeitsergebnissen nicht übertragbar sind, räumt der Arbeitnehmer der Gesellschaft mit Wirkung zum Zeitpunkt des Entstehens des betreffenden Arbeitsergebnisses unwiderruflich das ausschließliche, oder, soweit der Arbeitnehmer über diese Befugnis nicht verfügt, das nicht- ausschließliche, zeitlich, örtlich und sachlich unbeschränkte Recht ein, solche

right, the right of publication, the right of making available to the public irre- spective of the medium, the right of online transmission and the right of online repro- duction, the right of processing (in particu- lar the right to integrate the work results into other products/services of the Com- pany or third parties, tochange, expand, implement, translate, revise, arrange or otherwise rework or redesign them in any way), the right to digitalize and the right to manufacture, offer, market or use prod- ucts/other services using the work results for own purposes and/or the purposes of third parties. The granting of rights shall apply to all known types of use as well as to types of use unknown today; the rights to which the Employee is compulsorily en- titled in this respect, e.g. under sec. 31a German Copyright Act (UrhG), shall re- main unaffected. The Company hereby ac- cepts the granting of rights.

Arbeitsergebnisse zu nutzen und zu verwerten. Von dieser Rechtseinräumung umfasst sind insbesondere das Vervielfältigungsrecht, das Recht zur Verbreitung und zum Verkauf/Vertrieb, das Vermiet- und Verleihrecht, das Datenbankrecht, das
Veröffentlichungsrecht, das Recht der öffentlichen Zugänglichmachung ungeachtet des Mediums, das Recht zur Online-Übertragung und das Recht zur Online-Wiedergabe, das Recht zur Bearbeitung (insbesondere das Recht, die Arbeitsergebnisse in andere Produkte/Leistungen der Gesellschaft oder Dritter zu integrieren, sie in beliebiger Weise zu ändern, zu erweitern, zu implementieren, zu übersetzen, zu überarbeiten, zu arrangieren oder auf andere Weise umzuarbeiten oder umzugestalten), das Recht zur Digitalisierung und das Recht, Erzeugnisse/andere Leistungen unter Verwendung der Arbeitsergebnisse herzustellen, anzubieten, in Verkehr zu bringen oder für eigene Zwecke und/oder Zwecke Dritter zu nutzen. Die Rechtseinräumung gilt für alle bekannten ebenso wie für heute noch unbekannte Nutzungsarten; dem Arbeitnehmer insoweit zwingend zustehende Rechte,
z.B. nach § 31a UrhG, bleiben unberührt. Die Gesellschaft nimmt die Rechtseinräumung hiermit an.

3. As far as software sec. 69b UrhG or corre- sponding regulations of other legal sys- tems provide for amore extensive granting of rights to the Company, it is the mutual intent of the parties that this extensive granting of rights remains unaffected.

3. Soweit im Hinblick auf Software § 69b UrhG oder entsprechende Vorschriften anderer Rechtsordnungen eine umfassendere Rechteeinräumung an die Gesellschaft vorsehen, ist es der übereinstimmende Wille der Parteien, dass diese umfassendere Rechteeinräumung unberührt bleibt.

4. The Company is entitled to transfer the previously mentioned assigned rights ei- ther entirely or partially to third parties and	4. Die Gesellschaft ist berechtigt, die ihr nach dem vorstehenden Absatz eingeräumten Rechte ganz oder teilweise auf andere zu
to grant third parties the corresponding ex- ploitation rights.	übertragen oder anderen entsprechende Nutzungsrechte daran einzuräumen.

5. The assigned rights remain unaffected by a termination of the Employment Agree- ment.	5. Alle vorstehenden Rechte verbleiben auch im Falle einer Kündigung oder sonstigen Vertragsbeendigung bei der Gesellschaft, unerheblich davon, aus welchem Grund diese Beendigung erfolgt.
6. The Employee undertakes to make all dec- larations (e.g. to registries or offices) that are necessary or useful for the above transfer of rights. The Company alone is entitled to apply for patents, trademarks or other formal property rights as well as do- mains in relation to the work results.

6. Der Arbeitnehmer verpflichtet sich, diejenigen Erklärungen (z.B. gegenüber Registrierungsstellen oder Ämtern) abzugeben, die für die vorstehende Rechtsübertragung erforderlich oder nützlich sind. Allein die Gesellschaft ist berechtigt, in Bezug auf die Arbeitsergebnisse Patente, Marken oder sonstige formelle Schutzrechte sowie Domains anzumelden.

7. The Employee shall support the Company
- even after termination of this employment contract - in any application for IP Rights or their extension or registration in Ger- many or abroad, in particular provide the information required or useful for obtaining and/or registering formal IP Rights and make statements. After termination of this employment contract, the Company shall bear any reasonable costs incurred by the Company in fulfilling this Sec. 11 due to a corresponding request by the Company

7. Der Arbeitnehmer wird die Gesellschaft – auch nach Beendigung dieses Anstellungsvertrages – bei einer etwaigen Anmeldung von IP-Rechten oder deren Verlängerung oder Registrierung im In- oder Ausland unterstützen, insbesondere die zur Erlangung und/oder Registrierung von    formellen        Schutzrechten erforderlichen    oder        nützlichen Informationen bereitstellen und Erklärungen abgeben. Nach Beendigung dieses Anstellungsvertrages trägt die Gesellschaft diejenigen angemessenen entstandenen Kosten, die durch die Erfüllung dieses § 11 aufgrund einer entsprechenden Anforderung der Gesellschaft entstanden sind.

8. The Company is not obliged to utilize the transferred rights or granted usage rights	8. Eine Verpflichtung der Gesellschaft zur Verwertung der übertragenen oder eingeräumten Nutzungsrechte besteht nicht.
9. With regard to the work results, the Em- ployee shall waive any naming rights un- der copyright law and any rights of access and shall guarantee that other persons	9. Der Arbeitnehmer verzichtet in Bezug auf die Arbeitsergebnisse auf urheberrechtliche Benennungsrechte und etwaige Zugangsrechte und steht dafür who may have been involved in the crea- tion of the work results also declare such a waiver. Any existing rights of recall may not be asserted before the expiry of the le- gally prescribed period after granting or transferring and after setting a reasonable grace period of generally not less than six
(6) months.

ein, dass auch andere gegebenenfalls an der Erschaffung der Arbeitsergebnisse beteiligte Personen einen solchen Verzicht erklären. Etwa bestehende Rückrufrechte können nicht vor Ablauf der gesetzlich vorgesehenen Frist nach Einräumung bzw. Übertragung sowie nach Setzen einer angemessenen Nachfrist von in der Regel nicht weniger als sechs (6) Monaten geltend gemacht werden.

10. The Employee will document the work re- sults in a transparent manner. He shall hand over and transfer to the Company, on a continuous basis from the time of their creation, all documents, papers and other materials (in the case of software including the source code and documentation) in which the work results are embodied, as well as any registration documents and correspondence relating to them (in partic- ular with offices such as the German Pa- tent and Trademark Office (“DPMA”) or (domain) registration authorities). The Em- ployee will always label the aforemen- tioned materials embodying work results in such a way that their affiliation to his work and their assignment to the Company is clearly recognizable. The Company may determine the form in which the marking is made.

10. Der Arbeitnehmer wird die Arbeitsergebnisse    nachvollziehbar dokumentieren. Er übergibt und übereignet an die Gesellschaft fortlaufend mit dem Zeitpunkt ihres Entstehens alle Dokumente, Schriftstücke und sonstige Materialien (bei Software einschließlich des Quellcodes und der Dokumentation), in denen die Arbeitsergebnisse verkörpert sind, sowie etwaige auf diese bezogenen Eintragungsunterlagen und Schriftwechsel (insb. mit Ämtern wie dem Deutsche Patent- und Markenamt („DPMA“) oder (Domain-) Registrierungsstellen). Der Arbeitnehmer wird die vorgenannten Materialien, die Arbeitsergebnisse verkörpern, stets so kennzeichnen, dass ihre Zugehörigkeit zu seiner Tätigkeit und ihre Zuordnung zu der Gesellschaft eindeutig erkennbar sind. Die Gesellschaft kann die Form, in der die Kennzeichnung erfolgt, bestimmen.

11. The Employee assures that he (has) cre- ated the work results personally. He will not use third parties and will not use any works, other materials or confidential infor- mation of third parties ("Third Party Mate- rial") for producing the Work Results with- out the prior written consent of the Com- pany. Insofar as he has used third parties or their material for the creation of the Work Results, the Employee shall be re- sponsible for the transfer of rights to the Work Results to the extent of this Agree-
ment and shall provide the Company with complete copies of the associated con- tracts ("Chain of Title").

11. Der Arbeitnehmer versichert, dass er die Arbeitsergebnisse persönlich erstellt (hat). Er wird ohne vorherige schriftliche Zustimmung der Gesellschaft keine Dritten einsetzen und keine Werke, sonstige Materialen oder vertrauliche Informationen Dritter („Drittmaterial“) für die Erstellung der Arbeitsergebnisse verwenden. Soweit er Dritte oder deren Material für die Erstellung der Arbeitsergebnisse eingesetzt hat, steht der Arbeitnehmer für den Übergang der Rechte an den
Arbeitsergebnissen im Umfang dieser Vereinbarung ein und übergibt der Gesellschaft vollständige Kopien der dazugehörigen Verträge („Chain of Title“).

12. For protectable technical inventions and technical suggestions for improvement, the current provisions of the German Em- ployee Invention Act (ArbErfG) shall apply.	12. Für schutzfähige technische Erfindungen und technische Verbesserungsvorschläge gelten die jeweils gültigen Bestimmungen des Gesetzes über Arbeitnehmererfindungen (ArbErfG).
13. The assignment of the exploitation rights also for the period after the termination of the Employment Agreement shall be com- pensated with the remuneration paid to the Employee according to the Employment Agreement. Mandatory statutory remuner- ation entitlements (such as under sec. 32 et seq. UrhG, sec. 9 ArbErfG) remain un- affected.

13. Durch die dem Arbeitnehmer nach dem Arbeitsvertrag zu zahlende Vergütung ist die Einräumung der Nutzungsrechte auch für die Zeit nach Beendigung des Arbeitsverhältnisses mit abgegolten. Zwingende    gesetzliche Vergütungsansprüche (etwa nach den §§
32 ff. UrhG, § 9 ArbErfG) bleiben unberührt.

Sec. 12 Termination / Garden Leave	§ 12 Kündigung / Freistellung

1. Either party may duly terminate the em- ployment relationship under consideration of a notice period of six months to the end of the calendar month. If the Company may only terminate the employment by consid- ering a longer notice period, this shall also apply to the Employee.

1. Das Arbeitsverhältnis kann on beiden Parteien unter Einhaltung einer Kündigungsfrist von sechs Monaten zum Monatsende gekündigt werden. Soweit die Gesellschaft aufgrund gesetzlicher Vorschriften nur mit einer längeren Frist kündigen darf, gilt dies auch für eine Kündigung durch den Arbeitnehmer.

1. The right of both contracting parties to ter- minate this Employment Agreement for good cause shall remain unaffected.	2. Das Recht beider Vertragsparteien zur außerordentlichen Kündigung aus wichtigem Grund bleibt unberührt.
2. The Company is entitled to relieve the Em- ployee of his duties until the conclusion of the employment relationship should the in- terests of the Company outweigh the Em- ployee’s interest in continuing working. During the period in which the Employee is relieved of his duties, he will continue to re- ceive the contractual remuneration, taking into account any outstanding vacation time.
Outstanding vacation time shall be granted at the beginning of the period in which the Employee is relieved of duties. During this period, section 615 of the German Civil Code (BGB) applies with the necessary modifications. Consequently, the Em- ployee must allow any income gained within this period by employment else- where to be deducted from his remunera- tion claims against the Company.

3. Die Gesellschaft ist berechtigt, den Arbeitnehmer bis zur Beendigung des Arbeitsverhältnisses freizustellen, soweit sein Interesse hieran das des Arbeitnehmers    an    der Weiterbeschäftigung überwiegt. Die Freistellung erfolgt unter Fortzahlung der Bezüge und unter Anrechnung der dem Arbeitnehmer eventuell noch zustehenden
Resturlaubsansprüche. Der Urlaub wird zu Beginn der Freistellungsphase gewährt. In der Zeit der Freistellung gilt § 615 BGB entsprechend mit der Folge, dass sich der Arbeitnehmer einen in der Zeit der Freistellung durch anderweitige Verwendung seiner Arbeitskraft erzielten Verdienst auf den Vergütungsanspruch gegenüber der Gesellschaft rechnen lassen muss.

Sec. 13 Termination of employment without notice of termination	§ 13 Beendigung des Arbeitsverhältnisses ohne Kündigung
1. The employment relationship shall termi- nate at the latest upon the expiry of the cal- endar month in which the Employee reaches the regular retirement age set forth in the statutory pension insurance scheme (at the time of concluding the agreement, maximum retirement age is 67). The par- ties’ right to terminate the contract earlier remains unaffected. The termination notice shall be made in writing (sec. 126 German Civil Code).

1. Das Arbeitsverhältnis endet spätestens mit Ablauf desjenigen Monates, in dem der Arbeitnehmer die Regelaltersgrenze in der gesetzlichen Rentenversicherung erreicht hat (zur Zeit des Vertragsabschlusses das
67. Lebensjahr). Zuvor kann es beiderseits ordentlich gekündigt werden. Die Kündigung bedarf der Schriftform.

2. Should a pension insurance authority (Rentenversicherungsträger) ascertain by means of a notification that the Employee has been permanently unable to work, the employment relationship shall terminate upon the expiry of the month in which such notification is submitted to the Employee, provided that the Employee does not with- draw his application prior to the expiry of the objection period. Should the pension start only after the delivery of the pension notification, the employment relationship shall terminate upon the expiry of the day preceding the start of the pension. The par- ties’ right to terminate the contract earlier remains unaffected.

2. Wird durch den Bescheid eines Rentenversicherungsträgers festgestellt, dass der Arbeitnehmer auf Dauer voll erwerbsunfähig ist, so endet das Arbeitsverhältnis mit Ablauf desjenigen Monates, in dem der jeweilige Bescheid dem Arbeitnehmer zugestellt wird, wenn der Arbeitnehmer nicht vor Ablauf der Widerspruchsfrist seinen Antrag zurücknimmt. Beginnt die Rente wegen voller Erwerbsunfähigkeit erst nach der Zustellung des Rentenbescheides, endet das Arbeitsverhältnis mit Ablauf des dem Rentenbeginn vorangehenden Tages. Zuvor kann es beiderseits ordentlich gekündigt werden.

3. The employment relationship shall not ter- minate if the Employee upon receiving the notification of the pension insurance au- thority is granted a pension for a limited time. In this case, the employment relation- ship shall be dormant with all its rights and obligations from the day following Sec. 13 para. 1 or 2 above (start of the pension) un- til the expiry of the day on which the limited pension is approved but not later than the expiry of the day on which the employment terminates.

3.    Das Arbeitsverhältnis endet nicht, wenn
    dem Arbeitnehmer nach dem Bescheid des    Rentenversicherungsträgers    eine Rente auf Zeit gewährt wird. In diesem Falle ruht das Arbeitsverhältnis mit allen Rechten und Pflichten von dem Tage an, der auf den nach § 13 Abs. 1 oder Abs. 2 maßgeblichen Zeitpunkt (Rentenbeginn) folgt, bis zum Ablauf des Tages, bis zu dem die Zeitrente bewilligt wird, längstens jedoch bis zum Ablauf des Tages, an dem das Arbeitsverhältnis endet.

Sec. 14 Confidentiality / obligation to return	§ 14 Verschwiegenheitspflicht / Rückgabep- flicht
1. The Employee shall treat as strictly confi- dential all trade and business secrets of the Company and of any group company or cli- ents, in particular, lists and contact details of customers, contracts, business plans and policies, company software and tech- nical information / know-how and compara- ble information of which he gained knowledge during employment.

1. Der Arbeitnehmer verpflichtet sich, über alle ihm im Rahmen des Arbeitsverhältnisses zur Kenntnis gelangten vertraulichen geschäftlichen Angelegenheiten und Vorgänge der Gesellschaft und der mit ihr verbundenen Unternehmen und Kunden, insbesondere Listen von Kunden und Kontakten, Verträge, Unternehmenspläne und Richtlinien, Firmensoftware, technische Informationen / Know-How und vergleichbare    Informationen Stillschweigen zu bewahren.

This confidentiality obligation shall not in- clude information that is available to eve- rybody or information that if passed on is not detrimental to the Company or that the Employee is ordered to disclose by a court of the competent jurisdiction. In case of doubt, technical, commercial or personal processes and relations of which the Em- ployee obtained knowledge in connection with his duties, shall be considered as business and trade secrets. In such cases, the Employee is obligated to obtain in- structions first from the management with regard to whether certain information is to be considered confidential or not before disclosing it to third parties.

Die Verschwiegenheitspflicht erstreckt sich nicht auf solche Kenntnisse, die für jedermann zugänglich sind oder deren Weitergabe für die Gesellschaft ersichtlich ohne Nachteil ist oder zu deren Offenlegung der Arbeitnehmer aufgrund des Beschlusses eines Gerichts des zuständigen Gerichtsstands verpflichtet ist. Im Zweifelsfalle sind jedoch technische, kaufmännische und persönliche Vorgänge und Verhältnisse, die dem Arbeitnehmer im Zusammenhang mit seiner Tätigkeit bekannt werden, als Betriebsgeheimnisse zu behandeln. In solchen Fällen ist der Arbeitnehmer vor der Offenbarung gegenüber Dritten verpflichtet, eine
Weisung der Geschäftsleitung einzuholen, ob eine bestimmte Tatsache vertraulich zu behandeln ist oder nicht.

2. This obligation also applies after the termi- nation of the employment relationship, in- sofar as it does not obstruct the Em- ployee’s career advancement.	2. Diese Verpflichtung besteht auch nach Beendigung des Arbeitsverhältnisses, soweit sie das berufliche Fortkommen des Arbeitnehmers nicht behindert.
3. Confidential or secret documents, records, files or similar documents and data shall be kept under lock and key and be returned to the Company on the last day of employ- ment upon termination of employment. Fur- ther, upon termination of employment, all documents, data and objects held in the possession of the Employee and which be- long to the Company (laptop, company phone etc.) shall be returned to the Com- pany. The Employee may not make any back-up copies thereof. The obligation to return applies in particular to all docu- ments, USB-sticks, CD-ROMs etc. as well as any copies made thereof and private records received by the Company.

3. Vertrauliche oder geheim zu haltende Schriftstücke, Aufzeichnungen, Akten oder ähnliche Unterlagen und Daten sind unter Verschluss zu halten und bei Beendigung des Arbeitsverhältnisses am letzten Tätigkeitstag an die Gesellschaft herauszugeben. Bei Beendigung des Arbeitsverhältnisses sind ferner am letzten Tätigkeitstag alle Unterlagen, Dateien und Gegenstände, die sich im Besitz des Arbeitnehmers befinden und die im Eigentum der Gesellschaft stehen (Laptop, Diensttelefon etc.), der Gesellschaft zurückzugeben. Dem Arbeitnehmer ist es nicht gestattet, hiervon Sicherungskopien zu behalten. Die Rückgabepflicht betrifft insbesondere alle von der Gesellschaft erhaltenen Unterlagen, USB-Sticks, CD-Roms etc., hiervon gefertigte Kopien sowie eigene Aufzeichnungen.

4. The confidentiality obligations shall not ap- ply if the Employee is legally obliged to dis- close information.	4. Die vorgenannten Verschwiegenheitspflichten gelten nicht, soweit aufgrund von Rechtsvorschriften eine Auskunftspflicht besteht.
Sec. 15 Change of personal circumstances	§ 15 Änderung persönlicher Verhältnisse
The Employee shall immediately inform the Company about any changes that effect the employment relationship (e.g. tax class etc.).	Der Arbeitnehmer ist verpflichtet, der Gesellschaft unverzüglich von jeglicher Änderung, die für die Durchführung des Arbeitsverhältnisses relevant ist (z. B. Steuerklasse etc.), in Kenntnis zu setzen.

Sec. 16 Preclusion Period	§ 16 Ausschlussfristen
1. All claims arising under the employment relationship and claims that are connected with the employment relationship or its ter- mination will be forfeited unless they are asserted in text form (sec. 126b German Civil Code) against the other Party within three months after their maturity.

1. Alle Ansprüche aus dem Arbeitsverhältnis und die mit dem Arbeitsverhältnis oder dessen Beendigung in Zusammenhang stehen verfallen, wenn sie nicht innerhalb von drei Monaten nach Fälligkeit gegenüber der anderen Vertragspartei in Textform (126b BGB) geltend gemacht werden.

2. If the other party rejects or ignores such claim within two weeks after the assertion of the claim, the right to claim will lapse un- less they are asserted before the courts within three months upon receiving the re- jection or the expiry of the two-week period.

2. Lehnt die andere Vertragspartei den Anspruch ab oder erklärt sie sich nicht innerhalb von zwei Wochen nach Geltendmachung des Anspruchs, verfällt dieser, wenn er nicht innerhalb von drei Monaten nach der Ablehnung oder dem Fristablauf gerichtlich geltend gemacht wird.

3. The preclusion period shall not apply to claims of the Employee due to an injury of life, body or health which are based on a negligent breach of duty by the Company or an intentional or negligent breach of duty by the legal representative or the vicarious agents of the Company. Furthermore, the preclusion period also shall not apply to other damages of the Employee which are based on a grossly negligent breach of duty by the Company or on an intentional or grossly negligent breach of duty by a legal representative or vicarious agent of the Company. In addition, the preclusion pe- riod shall not apply to claims which are not subject to preclusion periods by law (e.g. claims to minimum wage).

3. Die Ausschlussfrist findet keine Anwendung auf Ansprüche des Arbeitnehmers aufgrund der Verletzung des Lebens, des Körpers oder der Gesundheit, die auf einer fahrlässigen Pflichtverletzung der Gesellschaft oder einer vorsätzlichen oder fahrlässigen Pflichtverletzung eines gesetzlichen Vertreters oder eines Erfüllungsgehilfen der Gesellschaft beruhen. Darüber hinaus findet die Ausschlussfrist ebenfalls keine Anwendung für sonstige Schäden des Arbeitnehmers, die auf einer grob fahrlässigen Pflichtverletzung der Gesellschaft oder auf einer vorsätzlichen oder grob fahrlässigen Pflichtverletzung eines gesetzlichen Vertreters oder Erfüllungsgehilfen der Gesellschaft beruhen. Die Ausschlussfrist findet zudem keine Anwendung auf Ansprüche, die kraft Gesetz keiner Ausschlussfrist unterliegen dürfen (wie z. B. Ansprüche auf
Mindestlohn).

Sec. 17 Governing law	§ 17 Rechtswahl
The employment relationship and the Employ- ment Agreement shall be governed by the laws of the Federal Republic of Germany.	Das Arbeitsverhältnis und der Arbeitsvertrag unterliegen dem Recht der Bundesrepublik Deutschland.
Sec. 18 Authoritative version	§ 18 Maßgebliche Fassung
Both the English and the German version of this contract are binding. In case of deviations in the interpretation, the German version shall prevail.
Sowohl die englische als auch die deutsche Version dieses Vertrages sind bindend. Sollten unterschiedliche Auslegungsmöglichkeiten zwischen den beiden Versionen bestehen, so geht die deutsche Version vor.

Sec. 19 Severability clause / subsidiary agreement / earlier agreements / written form	§ 19 Salvatorische Klausel / Nebenabreden / frühere Vereinbarungen / Schriftform
1. In the event that a provision of this Employ- ment Agreement is or becomes invalid, such invalidity shall not affect the validity of the remaining provisions. Any invalid provision shall be replaced by a valid pro- vision, which accomplishes, as far as le- gally possible, the economic effects in- tended by the invalid provision.

1. Sollte eine Bestimmung dieses Arbeitsvertrages unwirksam sein oder werden, bleibt der Vertrag im Übrigen wirksam. Anstelle der unwirksamen Bestimmung gilt eine wirksame Regelung als vereinbart, die dem mit der unwirksamen Bestimmung wirtschaftlich Gewollten möglichst nahekommt.

2. This Employment Agreement replaces all earlier agreements between the parties. This Employment Agreement does not contain verbal agreements at this point.	2. Dieser Arbeitsvertrag ersetzt alle bisherigen Vereinbarungen zwischen den Parteien. Mündliche Abreden zu diesem Arbeitsvertrag bestehen derzeit nicht.
3. Future modifications or amendments to this Employment Agreement that do not explicitly involve verbal agreements or other individual points of agreement are subject to a written form to be effective. This also applies to the amendment of this written form requirement, so that claims citing Company custom and practice will not succeed.

3. Künftige Änderungen oder Ergänzungen dieses Arbeitsvertrages, bei denen es sich nicht um ausdrückliche mündliche Abreden oder um sonstige individuelle Vertragsabreden handelt, bedürfenzu ihrer Wirksamkeit der Schriftform. Dies gilt auch für    die    Änderung    des Schriftformerfordernisses, so dass Ansprüche aus betrieblicher Übung nicht entstehen können.

Sec. 20 Term of Acceptance	§ 20 Annahmefrist
The Company is not bound by its offer anymore upon expiry of 5 July 2021, 12:00 (GMT). De- cisive for the timeliness of accepting the offer is the delivery to 5 July 2021 of a hand written countersigned agreement in the original. Upon expiry of this deadline, the Company is not bound by its offer anymore.

Die Gesellschaft ist an dieses Angebot nur bis zum 5. Juli 2021,12:00 Uhr (GMT), gebunden. Entscheidend für die Rechtzeitigkeit der Annahme des Angebots ist der Eingang einer vom Arbeitnehmer im Original handschriftlich gegengezeichneten Vereinbarung am 5. Juli 2021. Die Gesellschaft ist an dieses Angebot mit Ablauf dieser Frist in keiner Weise mehr gebunden.

June 29, 2021	February 29, 2021
Ort / Place Datum / Date	Ort / Place Datum / Date
/s/ Clint Carnell	/s/ Stephan Becker
Clint Carnell	Stephan Becker
CEO / HydraFacial Germany	Arbeitnehmer / Employee

Annexes / Anlagen:

1.Job description (Annex 1)
2.Beauty Health Company 2021 Incentive Award Plan regarding Stock Options / Stock Op- tion Agreement (Annex 2)
3.Beauty Health Company 2021 Incentive Award Plan regarding Restricted Stock Units / Restricted Stock Unit Agreement (Annex 3)
4.Executive Severance Plan (Annex 4)
5.Permissive PTO Plan (Annex 5)